FOR IMMEDIATE RELEASE
November 4, 2021

Genesis Energy, L.P. Reports Third Quarter 2021 Results

HOUSTON – (BUSINESS WIRE) – Genesis Energy, L.P. (NYSE: GEL) today announced its third quarter results.
    We generated the following financial results for the third quarter of 2021:
•Net Loss Attributable to Genesis Energy, L.P. of $20.9 million for the third quarter of 2021 compared to Net Loss Attributable to Genesis Energy, L.P. of $29.7 million for the same period in 2020.

•Cash Flows from Operating Activities of $54.2 million for the third quarter of 2021 compared to $143.5 million for the same period in 2020.

•Total Segment Margin of $153.9 million for the third quarter of 2021.

•Available Cash before Reserves to common unitholders of $48.2 million for the third quarter of 2021, which provided 2.62X coverage for the quarterly distribution of $0.15 per common unit attributable to the third quarter.

•We declared cash distributions on our preferred units of $0.7374 for each preferred unit, which equates to a cash distribution of approximately $18.7 million and is reflected as a reduction to Available Cash before Reserves to common unitholders.

•Adjusted EBITDA of $140.5 million in the third quarter of 2021.

•Adjusted Consolidated EBITDA of $603.1 million for the last twelve months ended September 30, 2021 and a bank leverage ratio of 5.51X, both calculated in accordance with our credit agreement and are discussed further in this release.

Grant Sims, CEO of Genesis Energy, said, “The third quarter was generally in-line with our expectations, but more importantly, we continue to make steady progress towards our goal of building long-term value for all of our stakeholders. As we look forward, we remain on track to see increasing volumes in the Gulf of Mexico in the first half of 2022 and improving market conditions in our soda ash business, driven by the on-going global economic recovery and the tailwinds associated with the energy transition. We are also now less than 2 years away from first soda ash on the belt from our expanded Granger facility which is poised to benefit from these ongoing market trends. The next 24-36 months will start to bear the fruit of our world-class leading infrastructure in the Gulf of Mexico, the competitive strengths of our soda ash business, and ultimately the earnings power of our market leading businesses.
Our offshore pipeline transportation segment performed in-line with our expectations despite a steady level of maintenance by our producer customers and longer than anticipated downtime associated with Hurricane Ida. We did not experience any damage to our assets, nor did any of our producer customers, but the path of the storm greatly impacted a number of onshore facilities critical to the receipt and downstream movement of offshore oil and gas production. As a result, we did experience longer than anticipated downtime during the quarter, primarily on our Poseidon pipeline which was a direct result of the lack of power at certain third-party facilities and gas processing limitations onshore. Once our CHOPS pipeline resumed service, we were able to divert certain barrels that would otherwise flow on our Poseidon pipeline to our CHOPS pipeline which allowed certain producer customers to restart their production earlier than they anticipated. This once again highlights the connectivity and the multi-delivery point optionality of our offshore systems that we provide our producer customers in the Central Gulf of Mexico.

We continue to expect some heavy maintenance in the fourth quarter at one of our major host platforms that will cause certain production volumes to be offline for approximately 3 weeks, which is in part to debottleneck their facility and move a rig in to drill a new development well. In addition, we will experience the financial impact from our Poseidon pipeline being down in September as a result of Hurricane Ida as the distribution we receive in the fourth quarter covers business activities on our Poseidon pipeline from September through November. As such, we would reasonably expect the fourth quarter to come in at the lower end of our previous guidance range of $80 - $85 million per quarter.
Turning to our sodium minerals and sulfur services segment. During the third quarter, we saw a steady improvement in the overall market conditions for soda ash. We remain very encouraged with the overall supply and demand balance dynamics, and we expect the market to do nothing but grind tighter over the coming years as we continue to recover from the pandemic and the demand tailwinds as the various green initiatives and energy transition continue to build. As we sit here today, spot export prices FOB Chinese port have continued to rise throughout the year as Chinese exporters have chosen to supply the Chinese domestic market over exporting soda ash. As we have discussed before, we generally do not place tons into the spot market given the long lead time and logistical challenges but believe the current backdrop positions us well as we begin in earnest both pricing and volume discussions for 2022.
These increases in price have been driven by a significant recovery in global demand as well as rising energy input costs and container and bulk shipping rates. All producers of soda ash are experiencing similar cost inflation from their energy inputs, especially synthetic producers, whose chemical process is 2-3 times more energy intensive than natural producers. One could reasonably infer that synthetic producers are experiencing a much greater cost impact from the rise in their energy input costs and thus need soda ash prices to increase correspondingly to preserve their margins and ultimately provide support for more high cost synthetic tons to enter the market to supply the marginal ton of soda ash demand worldwide.
The effect of rising energy prices on us is quite manageable. We would note that only about a third of our thermal energy demand for both our steam and process heat requirements is directly exposed to fluctuations in the spot price of natural gas. We strive to maintain a balanced portfolio of financial hedges for our natural gas volumes and pass-through mechanisms in an effort to reduce our exposure to any significant fluctuations in our energy input costs. Along these lines, the majority of both domestic and export sales contracts contain existing provisions that allow us to pass along certain increases in natural gas prices directly to our customers, and in the case of ANSAC a fuel surcharge for increases in bunker fuel related to its costs of marine transportation. In fact, ANSAC has just implemented a per ton fuel surcharge in its sales contracts, as applicable, to pass on the cost impact of increases in natural gas prices above $5.00 per MMBtu.
Turning to the Granger expansion, large capital outlays associated with long lead time items were secured in late 2019 and early 2020. When we resumed active work in March and April of this year, we locked in the vast majority of all additional, anticipated costs to get to mechanical completion. As a result, we remain confident that the total project will come in around our initial estimate of approximately $350 million, absent any significant scope changes which would be wholly within our control. The Granger expansion project remains on schedule to be the first global expansion of natural soda ash in over 4 years with the first soda ash scheduled to be on the belt in the third quarter of 2023, if not a little sooner, with an expected ramp to its design capacity of 1.3 million tons per year over the subsequent 9 - 12 months. In the meantime, our team has started to evaluate the possibility of re-starting the original Granger facility in advance of the fully expanded Granger facility. If market conditions persist, and specifically export pricing continues to improve through 2022 and into 2023, we could look to possibly restart the original Granger facility and its roughly 500,000 tons of production as early as the first quarter of 2023.
Our legacy refinery services business performed in-line with our expectations despite the continued increase in caustic soda prices. Approximately 70-75% of our NaHS contracts are indexed to the price of caustic soda and thus any price increases are directly passed through to our customers while our remaining contracts are shorter term in duration which also allows us to re-set our pricing to pass along any increases in our input costs. Demand for our NaHS product continues to be robust driven by our copper customers, who continue to produce as much copper as possible with prices above $4.50 per pound, and our pulp and paper customers as packaging demand continues to remain very strong.
As we look forward, Genesis remains well positioned to benefit from increasing amounts of free cash flow over the coming years and thus we do not foresee a scenario where we do not comfortably live within our senior secured bank covenants moving forward. As a result of the unplanned downtime in our offshore pipeline transportation and marine transportation segments associated with Hurricane Ida, we would expect to come in slightly below our previously announced guidance for the full year of Adjusted Consolidated EBITDA, or around $620 million1, which includes approximately $30-$35 million of pro forma adjustments. The management team remains steadfast in our commitment to building long-term value for all of our stakeholders, through a combination of leverage reduction and tangible growth in our free cash flow and Adjusted Consolidated EBITDA, and we continue to believe the decisions we are making reflect this commitment and our confidence in Genesis moving forward.

I would like to once again recognize our entire workforce, and especially our miners, mariners and offshore personnel who live and work in close quarters during this time of social distancing. I am extremely proud to say we have safely operated our assets under our own Covid-19 safety procedures and protocols with no impact to our business partners and customers. As always, we intend to be prudent, diligent and intelligent and focus on delivering long-term value for everyone in our capital structure without ever losing our commitment to safe, reliable and responsible operations."

1Adjusted Consolidated EBITDA is a non-GAAP financial measure. We are unable to provide a reconciliation of the forward-looking Adjusted Consolidated EBITDA contained in this press release to its most directly comparable GAAP financial measure because the information necessary for quantitative reconciliations of Adjusted Consolidated EBITDA to its most directly comparable GAAP financial measure is not available to us without unreasonable efforts. The probable significance of providing the forward-looking Adjusted Consolidated EBITDA without directly comparable GAAP financial measure is that such non-GAAP financial measure may be materially different from the corresponding GAAP financial measure.

    Financial Results
    Segment Margin
Variances between the third quarter of 2021 (the “2021 Quarter”) and the third quarter of 2020 (the “2020 Quarter”) in these components are explained below.
Segment Margin results for the 2021 Quarter and 2020 Quarter were as follows:

	Three Months Ended September 30,
	2021	2020
	(in thousands)
Offshore pipeline transportation	$76,045	$57,380
Sodium minerals and sulfur services	39,649	27,592
Onshore facilities and transportation	29,145	61,298
Marine transportation	9,023	15,587
Total Segment Margin	$153,862	$161,857

    Offshore pipeline transportation Segment Margin for the 2021 Quarter increased $18.7 million, or 33%, from the 2020 Quarter primarily due to higher crude oil and natural gas transportation volumes. During the 2020 Quarter, our offshore pipeline transportation segment experienced an unprecedented period of unplanned downtime and interruption from Hurricanes Laura and Marco as a result of producers shutting in and us taking the necessary safety precautions to remove all personnel from the platforms that we operate and maintain. As a result of these named storms, the majority of our assets were shut in for one to two weeks and our CHOPS pipeline was out of service beginning August 26, 2020 until it resumed service on February 4, 2021. Additionally, we incurred incremental operating expenses during the 2020 Quarter related to certain regulatory inspections and analyses performed to ensure our assets were safe to return to service. While we experienced downtime from Hurricane Ida during the 2021 Quarter, the impact to our results in the period was not as significant as the events during the 2020 Quarter. As it relates to Hurricane Ida, we did not experience any damage to our assets but we did experience longer than anticipated downtime during the quarter, primarily on our Poseidon pipeline which was a direct result of the lack of power at certain third-party facilities and the gas processing limitations onshore. The financial impact from our Poseidon pipeline being down for a part of September as a result of Hurricane Ida will impact the fourth quarter of 2021 as the distribution we receive during that period covers business activities on our Poseidon pipeline from September through November.
    Sodium minerals and sulfur services Segment Margin for the 2021 Quarter increased $12.1 million, or 44%. This increase is primarily due to higher soda ash volumes and slightly favorable export pricing in our Alkali Business. During the 2020 Quarter, volume demand in our Alkali Business was significantly impacted by the worldwide economic shutdowns and uncertainty from the Covid-19 pandemic. As economies have continued to open up and reduce restrictions, we have seen demand recovery, both domestically and internationally through ANSAC. We continued to produce at a high rate at our Westvaco facility during the 2021 Quarter. Additionally, we saw slightly favorable export pricing in the 2021 Quarter relative to the 2020 Quarter and sequentially from the first half of 2021, which is evidence that the supply and demand balance is becoming more aligned. In our refinery services business, our NaHS sales volumes remained relatively flat between the 2021 Quarter and 2020 Quarter as demand has continued to recover and return to its pre-pandemic levels over the last twelve months due to the re-opening of economies. NaHS revenues and Segment Margin contribution were higher in the 2021 Quarter due to favorable index pricing and economies of scale associated with the higher production at our largest host refinery in the 2021 Quarter.
    Onshore facilities and transportation Segment Margin for the 2021 Quarter decreased $32.2 million, or 52%. This decrease is primarily due to lower cash receipts of approximately $29 million received during the 2021 Quarter from Denbury associated with our previously owned NEJD pipeline. During the 2020 Quarter, we received a total of $46.5 million in cash payments associated with NEJD, including approximately $41 million associated with the exercise of a letter of credit we had issued to us as a result of our customer's default. During the 2021 Quarter, we received $17.5 million in cash payments with our previously owned NEJD pipeline as a result of our agreement reached during the fourth quarter of 2020 with Denbury. Additionally, we divested our Free State pipeline during the fourth quarter of 2020, which contributed positively to Segment Margin during the 2020 Quarter.
    Marine transportation Segment Margin for the 2021 Quarter decreased $6.6 million, or 42%, from the 2020 Quarter. This decrease is primarily attributable to lower day rates in our inland business and on our M/T American Phoenix tanker during the 2021 Quarter relative to the 2020 Quarter. During the 2021 Quarter, we began to see improvement (especially as we exited the period) in our inland barge utilization, but we expect to see continued pressure on our utilization and rates as Midwest and Gulf Coast refineries have continued to run at lower utilization rates to better align with overall demand as a result of Covid-19 and the current operating environment, including the negative effects and temporary refinery shutdowns from Hurricane Ida in September. Additionally, we had a period of downtime for certain of our inland barge assets resulting from the storm. In our offshore barge operation, our previous five year contract associated with our M/T American Phoenix ended on September 30, 2020 and we have operated it under shorter term contracts and lower day rates since that period. Beginning in the second quarter of 2021, we re-contracted her with an investment grade refining company through the first quarter of 2022 at a more attractive day rate than the initial short term contracts we entered into between October 2020 and March 2021, albeit still lower than the day rate we received during the 2020 Quarter. We have continued to enter into short term contracts (less than a year) in both the inland and offshore markets because we believe the day rates currently being offered by the market have yet to fully recover.
    Other Components of Net Income
    We recorded Net Loss Attributable to Genesis Energy, L.P. of $20.9 million in the 2021 Quarter compared to Net Loss Attributable to Genesis Energy, L.P. of $29.7 million in the 2020 Quarter.
Net Loss Attributable to Genesis Energy, L.P. in the 2021 Quarter was impacted, relative to the 2020 Quarter, by: (i) an increase in operating income associated with our offshore pipeline transportation and sodium minerals and sulfur services segments due to higher volumes and corresponding revenue during the 2021 Quarter and (ii) lower impairment expense of $3.3 million as the 2020 Quarter included a write-off of one of our non-core offshore gas platforms. These increases were offset by: (i) higher interest expense of $8.6 million during the 2021 Quarter, (ii) an unrealized (non-cash) gain from the valuation of the embedded derivative associated with our Class A Convertible Preferred Units of $1.7 million in the 2021 Quarter compared to an unrealized (non-cash) gain of $6.7 million during the 2020 Quarter recorded within Other income (expense), (iii) lower equity in earnings of equity investees by approximately $4.1 million, and (iv) higher general and administrative costs by $3.3 million during the 2021 Quarter.
    Earnings Conference Call
We will broadcast our Earnings Conference Call on Thursday, November 4, 2021, at 9:00 a.m. Central time (10:00 a.m. Eastern time). This call can be accessed at www.genesisenergy.com. Choose the Investor Relations button. For those unable to attend the live broadcast, a replay will be available beginning approximately one hour after the event and remain available on our website for 30 days. There is no charge to access the event.
    Genesis Energy, L.P. is a diversified midstream energy master limited partnership headquartered in Houston, Texas. Genesis’ operations include offshore pipeline transportation, sodium minerals and sulfur services, onshore facilities and transportation and marine transportation. Genesis’ operations are primarily located in Texas, Louisiana, Arkansas, Mississippi, Alabama, Florida, Wyoming and the Gulf of Mexico.

GENESIS ENERGY, L.P.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED

(in thousands, except per unit amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
REVENUES	$518,821	$443,125	$1,543,895	$1,371,515

COSTS AND EXPENSES:
Costs of sales and operating expenses	402,808	356,957	1,215,924	1,037,647
General and administrative expenses	14,371	11,072	38,944	45,858
Depreciation, depletion and amortization	67,148	67,733	200,975	222,210
Impairment expense	—	3,331	—	280,826
OPERATING INCOME (LOSS)	34,494	4,032	88,052	(215,026)
Equity in earnings of equity investees	10,301	14,439	45,183	41,216
Interest expense	(59,940)	(51,312)	(176,938)	(157,895)
Other income (expense)	1,741	7,406	(34,169)	13,114
LOSS BEFORE INCOME TAXES	(13,404)	(25,435)	(77,872)	(318,591)
Income tax expense	(423)	(145)	(1,170)	(575)
NET LOSS	(13,827)	(25,580)	(79,042)	(319,166)
Net loss (income) attributable to noncontrolling interests	10	12	(124)	38
Net income attributable to redeemable noncontrolling interests	(7,082)	(4,149)	(17,639)	(12,394)
NET LOSS ATTRIBUTABLE TO GENESIS ENERGY, L.P.	$(20,899)	$(29,717)	$(96,805)	$(331,522)
Less: Accumulated distributions attributable to Class A Convertible Preferred Units	(18,684)	(18,684)	(56,052)	(56,052)
NET LOSS AVAILABLE TO COMMON UNITHOLDERS	$(39,583)	$(48,401)	$(152,857)	$(387,574)
NET LOSS PER COMMON UNIT:
Basic and Diluted	$(0.32)	$(0.39)	$(1.25)	$(3.16)
WEIGHTED AVERAGE OUTSTANDING COMMON UNITS:
Basic and Diluted	122,579,218	122,579,218	122,579,218	122,579,218

GENESIS ENERGY, L.P.
OPERATING DATA - UNAUDITED

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Offshore Pipeline Transportation Segment
Crude oil pipelines (barrels/day unless otherwise noted):
CHOPS	211,809	98,626	178,083	178,962
Poseidon (1)	208,593	274,008	270,641	268,862
Odyssey (1)	94,171	84,902	119,100	117,100
GOPL	7,169	1,266	7,532	3,706
Offshore crude oil pipelines total	521,742	458,802	575,356	568,630

Natural gas transportation volumes (MMbtus/d) (1)	317,025	265,465	329,908	337,039

Sodium Minerals and Sulfur Services Segment
NaHS (dry short tons sold)	27,873	28,105	84,727	80,129
Soda Ash volumes (short tons sold)	686,851	588,949	2,221,803	2,006,006
NaOH (caustic soda) volumes (dry short tons sold) (2)	22,456	20,922	63,842	57,551

Onshore Facilities and Transportation Segment
Crude oil pipelines (barrels/day):
Texas	64,027	64,635	60,561	70,444
Jay	7,694	9,731	8,133	8,276
Mississippi	5,088	5,523	5,171	5,605
Louisiana	38,454	37,557	49,305	68,163
Onshore crude oil pipelines total	115,263	117,446	123,170	152,488

Free State- CO2 Pipeline (Mcf/day) (3)	—	90,649	—	106,530

Crude oil and petroleum products sales (barrels/day)	20,878	29,284	24,292	25,772

Rail unload volumes (barrels/day) (4)	3,001	3,860	15,466	33,907

Marine Transportation Segment
Inland Fleet Utilization Percentage (5)	79.9%	74.0%	77.7%	85.0%
Offshore Fleet Utilization Percentage (5)	93.5%	95.7%	95.2%	97.3%

(1)Volumes for our equity method investees are presented on a 100% basis. We own 64% of Poseidon and 29% of Odyssey, as well as equity interests in various other entities.
(2)Caustic soda sales volumes include volumes sold from our alkali and refinery services businesses.
(3)We sold our Free State pipeline on October 30, 2020.
(4)Indicates total barrels for which fees were charged for unloading at all rail facilities.
(5)Utilization rates are based on a 365 day year, as adjusted for planned downtime and dry-docking.

GENESIS ENERGY, L.P.
CONDENSED CONSOLIDATED BALANCE SHEETS - UNAUDITED

(in thousands, except units)

	September 30, 2021	December 31, 2020
ASSETS
Cash, cash equivalents and restricted cash	$15,496	$27,018
Accounts receivable - trade, net	321,637	392,465
Inventories	87,220	99,877
Other current assets	57,330	60,809
Total current assets	481,683	580,169
Fixed assets and mineral leaseholds, net	4,440,684	4,403,909
Equity investees	296,202	319,068
Intangible assets, net	127,148	128,742
Goodwill	301,959	301,959
Right of use assets, net	140,027	153,925
Other assets, net	38,623	45,847
Total assets	$5,826,326	$5,933,619
LIABILITIES AND CAPITAL
Accounts payable - trade	$176,091	$198,433
Accrued liabilities	202,028	184,978
Total current liabilities	378,119	383,411
Senior secured credit facility, net	430,577	643,700
Senior unsecured notes, net	2,929,000	2,750,016
Deferred tax liabilities	13,947	13,317
Other long-term liabilities	420,881	393,018
Total liabilities	4,172,524	4,183,462
Mezzanine capital:
Class A Convertible Preferred Units	790,115	790,115
Redeemable noncontrolling interests	251,811	141,194

Partners' capital:
Common unitholders	621,308	829,326
Accumulated other comprehensive loss	(9,000)	(9,365)
Noncontrolling interests	(432)	(1,113)
Total partners' capital	611,876	818,848
Total liabilities, mezzanine capital and partners' capital	$5,826,326	$5,933,619

Common Units Data:
Total common units outstanding	122,579,218	122,579,218

GENESIS ENERGY, L.P.
RECONCILIATION OF NET LOSS TO SEGMENT MARGIN - UNAUDITED

(in thousands)

	Three Months Ended September 30,
	2021	2020
Net loss attributable to Genesis Energy, L.P.	$(20,899)	$(29,717)
Corporate general and administrative expenses	14,878	10,801
Depreciation, depletion, amortization and accretion	69,665	70,203
Impairment expense	—	3,331
Interest expense	59,940	51,312
Income tax expense	423	145
Provision for leased items no longer in use	—	696
Cancellation of debt income	—	(809)
Redeemable noncontrolling interest redemption value adjustments (1)	7,082	4,149
Plus (minus) Select Items, net (2)	22,773	51,746
Segment Margin (3)	$153,862	$161,857
(1)Includes distributions paid in kind (PIK) attributable to the period and accretion on the redemption feature.
(2)Refer to additional detail of Select Items later in this press release.
(3)See definition of Segment Margin later in this press release.

GENESIS ENERGY, L.P.
RECONCILIATIONS OF NET LOSS TO ADJUSTED EBITDA AND AVAILABLE CASH BEFORE RESERVES- UNAUDITED

(in thousands)

	Three Months Ended September 30,
	2021	2020
Net loss attributable to Genesis Energy, L.P.	$(20,899)	$(29,717)
Interest expense	59,940	51,312
Income tax expense	423	145
Depreciation, depletion, amortization, and accretion	69,665	70,203
Impairment expense	—	3,331
EBITDA	109,129	95,274
Redeemable noncontrolling interest redemption value adjustments (1)	7,082	4,149
Plus (minus) Select Items, net (2)	24,309	52,091
Adjusted EBITDA	140,520	151,514
Maintenance capital utilized (3)	(13,500)	(10,600)
Interest expense	(59,940)	(51,312)
Cash tax expense	(195)	(250)
Distributions to preferred unitholders (4)	(18,684)	(18,684)
Available Cash before Reserves (5)	$48,201	$70,668
(1)Includes PIK distributions attributable to the period and accretion on the redemption feature.
(2)Refer to additional detail of Select Items later in this press release.
(3)Maintenance capital expenditures in the 2021 Quarter and 2020 Quarter were $23.1 million and $19.9 million, respectively. Our maintenance capital expenditures are principally associated with our alkali and marine transportation businesses.
(4)Distributions to preferred unitholders attributable to the 2021 Quarter are payable on November 12, 2021 to unitholders of record at close of business on October 29, 2021.
(5)Represents the Available Cash before Reserves to common unitholders.

GENESIS ENERGY, L.P.
RECONCILIATION OF NET CASH FLOWS FROM OPERATING ACTIVITIES TO ADJUSTED EBITDA - UNAUDITED

(in thousands)

	Three Months Ended September 30,
	2021	2020
Cash Flows from Operating Activities	$54,173	$143,466
Adjustments to reconcile net cash flow provided by operating activities to Adjusted EBITDA:
Interest Expense	59,940	51,312
Amortization and write-off of debt issuance costs and premium	(2,277)	(2,544)
Effects of available cash from equity method investees not included in operating cash flows	7,021	1,909
Net effect of changes in components of operating assets and liabilities	24,815	(52,628)
Non-cash effect of long-term incentive compensation plans	(2,227)	(841)
Expenses related to business development activities and growth projects	903	35
Differences in timing of cash receipts for certain contractual arrangements (1)	657	13,052
Cancellation of debt income	—	809
Other items, net	(2,485)	(3,056)
Adjusted EBITDA	$140,520	$151,514
(1)    Includes the difference in timing of cash receipts from customers during the period and the revenue we recognize in accordance with GAAP on our related contracts. For purposes of our non-GAAP measures, we add those amounts in the period of payment and deduct them in the period in which GAAP recognizes them.

GENESIS ENERGY, L.P.
ADJUSTED DEBT-TO-ADJUSTED CONSOLIDATED EBITDA RATIO - UNAUDITED

(in thousands)

September 30, 2021
Senior secured credit facility, net	$430,577
Senior unsecured notes, net	2,929,000
Less: Outstanding inventory financing sublimit borrowings	(31,700)
Less: Cash and cash equivalents	(3,260)
Adjusted Debt (1)	$3,324,617

Pro Forma LTM
September 30, 2021
Consolidated EBITDA (per our senior secured credit facility)	$567,726
Consolidated EBITDA adjustments (2)	35,400
Adjusted Consolidated EBITDA (per our senior secured credit facility) (3)	$603,126

Adjusted Debt-to-Adjusted Consolidated EBITDA	5.51X

(1)     We define Adjusted Debt as the amounts outstanding under our senior secured credit facility and senior unsecured notes (including any unamortized premiums, discounts, or issuance costs) less the amount outstanding under our inventory financing sublimit, less cash and cash equivalents on hand at the end of the period from our restricted subsidiaries.
(2)    This amount reflects adjustments we are permitted to make under our senior secured credit facility for purposes of calculating compliance with our leverage ratio. It includes a pro rata portion of projected future annual EBITDA of approximately $35.4 million associated with material organic projects. This amount is calculated based on the percentage of capital expenditures incurred to date relative to the expected budget multiplied by the total annual contractual minimum cash commitments we expect to receive as a result of the project. This adjustment may not be indicative of future results.
(3)     Adjusted Consolidated EBITDA for the four-quarter period ending with the most recent quarter, as calculated under our senior secured credit facility.

This press release includes forward-looking statements as defined under federal law. Although we believe that our expectations are based upon reasonable assumptions, we can give no assurance that our goals will be achieved. Actual results may vary materially. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future, including but not limited to statements relating to future financial and operating results and compliance with our credit facility covenants, the anticipated benefits of our transactions with Denbury, our expectations regarding the potential impact of the Covid-19 pandemic, and our strategy and plans, are forward-looking statements, and historical performance is not necessarily indicative of future performance. Those forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties, factors and risks, many of which are outside our control, that could cause results to differ materially from those expected by management. Such risks and uncertainties include, but are not limited to, weather, political, economic and market conditions, including a decline in the price and market demand for products (which may be affected by the actions of OPEC and other oil exporting nations) and a reduction in demand for our services resulting in further impairments of our assets, the outbreak or continued spread of disease (including Covid-19), the timing and success of business development efforts and other uncertainties, and the realized benefits of the preferred equity investment in Alkali Holdings Company, LLC by affiliates of GSO Capital Partners LP or our ability to comply with the Granger transaction agreements and maintain control and ownership of our alkali business. Those and other applicable uncertainties, factors and risks that may affect those forward-looking statements are described more fully in our Annual Report on Form 10-K for the year ended December 31, 2020 filed with the Securities and Exchange Commission and other filings, including our Current Reports on Form 8-K and Quarterly Reports on Form 10-Q. We undertake no obligation to publicly update or revise any forward-looking statement.

NON-GAAP MEASURES
    This press release and the accompanying schedules include non-generally accepted accounting principle (non-GAAP) financial measures of Adjusted EBITDA and total Available Cash before Reserves. In this press release, we also present total Segment Margin as if it were a non-GAAP measure. Our non-GAAP measures may not be comparable to similarly titled measures of other companies because such measures may include or exclude other specified items. The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated in accordance with generally accepted accounting principles in the United States of America (GAAP). Our non-GAAP financial measures should not be considered (i) as alternatives to GAAP measures of liquidity or financial performance or (ii) as being singularly important in any particular context; they should be considered in a broad context with other quantitative and qualitative information. Our Available Cash before Reserves, Adjusted EBITDA and total Segment Margin measures are just three of the relevant data points considered from time to time.
    When evaluating our performance and making decisions regarding our future direction and actions (including making discretionary payments, such as quarterly distributions) our board of directors and management team have access to a wide range of historical and forecasted qualitative and quantitative information, such as our financial statements; operational information; various non-GAAP measures; internal forecasts; credit metrics; analyst opinions; performance, liquidity and similar measures; income; cash flow; and expectations for us, and certain information regarding some of our peers. Additionally, our board of directors and management team analyze, and place different weight on, various factors from time to time. We believe that investors benefit from having access to the same financial measures being utilized by management, lenders, analysts and other market participants. We attempt to provide adequate information to allow each individual investor and other external user to reach her/his own conclusions regarding our actions without providing so much information as to overwhelm or confuse such investor or other external user.
AVAILABLE CASH BEFORE RESERVES
Purposes, Uses and Definition
Available Cash before Reserves, also referred to as distributable cash flow, is a quantitative standard used throughout the investment community with respect to publicly traded partnerships and is commonly used as a supplemental financial measure by management and by external users of financial statements  such as investors, commercial banks, research analysts and rating agencies, to aid in assessing, among other things:
(1)the financial performance of our assets;
(2)our operating performance;
(3)the viability of potential projects, including our cash and overall return on alternative capital investments as compared to those of other companies in the midstream energy industry;
(4)the ability of our assets to generate cash sufficient to satisfy certain non-discretionary cash requirements, including interest payments and certain maintenance capital requirements; and
(5)our ability to make certain discretionary payments, such as distributions on our preferred and common units, growth capital expenditures, certain maintenance capital expenditures and early payments of indebtedness.
We define Available Cash before Reserves ("Available Cash before Reserves") as Adjusted EBITDA as adjusted for certain items, the most significant of which in the relevant reporting periods have been the sum of maintenance capital utilized, net cash interest expense, cash tax expense, and cash distributions paid to our Class A convertible preferred unitholders.
Disclosure Format Relating to Maintenance Capital
We use a modified format relating to maintenance capital requirements because our maintenance capital expenditures vary materially in nature (discretionary vs. non-discretionary), timing and amount from time to time. We believe that, without such modified disclosure, such changes in our maintenance capital expenditures could be confusing and potentially misleading to users of our financial information, particularly in the context of the nature and purposes of our Available Cash before Reserves measure. Our modified disclosure format provides those users with information in the form of our maintenance capital utilized measure (which we deduct to arrive at Available Cash before Reserves). Our maintenance capital utilized measure constitutes a proxy for non-discretionary maintenance capital expenditures and it takes into consideration the relationship among maintenance capital expenditures, operating expenses and depreciation from period to period.

Maintenance Capital Requirements
Maintenance Capital Expenditures
Maintenance capital expenditures are capitalized costs that are necessary to maintain the service capability of our existing assets, including the replacement of any system component or equipment which is worn out or obsolete. Maintenance capital expenditures can be discretionary or non-discretionary, depending on the facts and circumstances.
Initially, substantially all of our maintenance capital expenditures were (a) related to our pipeline assets and similar infrastructure, (b) non-discretionary in nature and (c) immaterial in amount as compared to our Available Cash before Reserves measure. Those historical expenditures were non-discretionary (or mandatory) in nature because we had very little (if any) discretion as to whether or when we incurred them. We had to incur them in order to continue to operate the related pipelines in a safe and reliable manner and consistently with past practices. If we had not made those expenditures, we would not have been able to continue to operate all or portions of those pipelines, which would not have been economically feasible. An example of a non-discretionary (or mandatory) maintenance capital expenditure would be replacing a segment of an old pipeline because one can no longer operate that pipeline safely, legally and/or economically in the absence of such replacement.
As we exist today, a substantial amount of our maintenance capital expenditures from time to time will be (a) related to our assets other than pipelines, such as our marine vessels, trucks and similar assets, (b) discretionary in nature and (c) potentially material in amount as compared to our Available Cash before Reserves measure. Those expenditures will be discretionary (or non-mandatory) in nature because we will have significant discretion as to whether or when we incur them. We will not be forced to incur them in order to continue to operate the related assets in a safe and reliable manner. If we chose not make those expenditures, we would be able to continue to operate those assets economically, although in lieu of maintenance capital expenditures, we would incur increased operating expenses, including maintenance expenses. An example of a discretionary (or non-mandatory) maintenance capital expenditure would be replacing an older marine vessel with a new marine vessel with substantially similar specifications, even though one could continue to economically operate the older vessel in spite of its increasing maintenance and other operating expenses.
In summary, as we continue to expand certain non-pipeline portions of our business, we are experiencing changes in the nature (discretionary vs. non-discretionary), timing and amount of our maintenance capital expenditures that merit a more detailed review and analysis than was required historically. Management’s recently increasing ability to determine if and when to incur certain maintenance capital expenditures is relevant to the manner in which we analyze aspects of our business relating to discretionary and non-discretionary expenditures. We believe it would be inappropriate to derive our Available Cash before Reserves measure by deducting discretionary maintenance capital expenditures, which we believe are similar in nature in this context to certain other discretionary expenditures, such as growth capital expenditures, distributions/dividends and equity buybacks. Unfortunately, not all maintenance capital expenditures are clearly discretionary or non-discretionary in nature. Therefore, we developed a measure, maintenance capital utilized, that we believe is more useful in the determination of Available Cash before Reserves. Our maintenance capital utilized measure, which is described in more detail below, constitutes a proxy for non-discretionary maintenance capital expenditures and it takes into consideration the relationship among maintenance capital expenditures, operating expenses and depreciation from period to period.
Maintenance Capital Utilized
We believe our maintenance capital utilized measure is the most useful quarterly maintenance capital requirements measure to use to derive our Available Cash before Reserves measure. We define our maintenance capital utilized measure as that portion of the amount of previously incurred maintenance capital expenditures that we utilize during the relevant quarter, which would be equal to the sum of the maintenance capital expenditures we have incurred for each project/component in prior quarters allocated ratably over the useful lives of those projects/components.
Because we did not initially use our maintenance capital utilized measure, our future maintenance capital utilized calculations will reflect the utilization of solely those maintenance capital expenditures incurred since December 31, 2013.

ADJUSTED EBITDA
Purposes, Uses and Definition
Adjusted EBITDA is commonly used as a supplemental financial measure by management and by external users of financial statements such as investors, commercial banks, research analysts and rating agencies, to aid in assessing, among other things:
(1)the financial performance of our assets without regard to financing methods, capital structures or historical cost basis;
(2)our operating performance as compared to those of other companies in the midstream energy industry, without regard to financing and capital structure;
(3)the viability of potential projects, including our cash and overall return on alternative capital investments as compared to those of other companies in the midstream energy industry;
(4)the ability of our assets to generate cash sufficient to satisfy certain non-discretionary cash requirements, including interest payments and certain maintenance capital requirements; and
(5)our ability to make certain discretionary payments, such as distributions on our preferred and common units, growth capital expenditures, certain maintenance capital expenditures and early payments of indebtedness.
We define Adjusted EBITDA (“Adjusted EBITDA”) as earnings before interest, taxes, depreciation and amortization (including impairment, write-offs, accretion and similar items, often referred to as EBITDA) after eliminating other non-cash revenues, expenses, gains, losses and charges (including any loss on asset dispositions), plus or minus certain other select items that we view as not indicative of our core operating results (collectively, "Select Items"). Although, we do not necessarily consider all of our Select Items to be non-recurring, infrequent or unusual, we believe that an understanding of these Select Items is important to the evaluation of our core operating results. The most significant Select Items in the relevant reporting periods are set forth below.
The table below includes the Select Items discussed above as applicable to the reconciliation of Adjusted EBITDA and Available Cash before Reserves to net income:

		Three Months Ended September 30,
		2021	2020
I.	Applicable to all Non-GAAP Measures
	Differences in timing of cash receipts for certain contractual arrangements (1)	$657	$13,052
	Distributions from unrestricted subsidiaries not included in income (2)	17,500	44,088
	Certain non-cash items:
	Unrealized gains on derivative transactions excluding fair value hedges, net of changes in inventory value (3)	(1,708)	(9,772)
	Adjustment regarding equity investees (4)	7,142	2,318
	Other	(818)	2,060
	Sub-total Select Items, net (5)	22,773	51,746
II.	Applicable only to Adjusted EBITDA and Available Cash before Reserves
	Certain transaction costs (6)	903	55
	Other	633	290
	Total Select Items, net (7)	$24,309	$52,091
(1)    Includes the difference in timing of cash receipts from customers during the period and the revenue we recognize in accordance with GAAP on our related contracts. For purposes of our non-GAAP measures, we add those amounts in the period of payment and deduct them in the period in which GAAP recognizes them.
(2)    The 2021 Quarter includes $17.5 million in cash receipts associated with principal repayments on our previously owned NEJD pipeline not included in income. The 2020 Quarter includes $44.1 million in cash receipts received from the NEJD pipeline not included in income. Genesis NEJD Pipeline, LLC is defined as an unrestricted subsidiary under our credit facility.
(3)     The 2021 Quarter includes a $1.7 million unrealized gain from the valuation of the embedded derivative associated with our Class A convertible preferred units and the 2020 Quarter includes a $6.7 million unrealized gain from the valuation of the embedded derivative.
(4)    Represents the net effect of adding distributions from equity investees and deducting earnings of equity investees net to us.
(5)    Represents all Select Items applicable to Segment Margin and Available Cash before Reserves.
(6)     Represents transaction costs relating to certain merger, acquisition, divestiture, transition, and financing transactions incurred in advance of the associated transaction.
(7)     Represents Select Items applicable to Adjusted EBITDA and Available Cash before Reserves.

SEGMENT MARGIN
    Our chief operating decision maker (our Chief Executive Officer) evaluates segment performance based on a variety of measures including Segment Margin, segment volumes where relevant and capital investment. We define Segment Margin ("Segment Margin") as revenues less product costs, operating expenses, and segment general and administrative expenses, after eliminating gain or loss on sale of assets, plus or minus applicable Select Items. Although, we do not necessarily consider all of our Select Items to be non-recurring, infrequent or unusual, we believe that an understanding of these Select Items is important to the evaluation of our core operating results.

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Contact:
Genesis Energy, L.P.
Ryan Sims
SVP - Finance and Corporate Development
(713) 860-2521